Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS STRONG OPERATING RESULTS

BEFORE PROVISION TO EXTEND ASBESTOS LIABILITY ESTIMATE

FROM 2011 TO 2017

STAMFORD, CONNECTICUT – October 22, 2007 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reports a third quarter 2007 net loss of $196.9 million, or $3.29 per share. These results included a $250.0 million after-tax provision, or $4.18 per share, to extend the time horizon of the Company’s estimate of its asbestos liability from 2011 to 2017 reflecting a more stable outlook for this liability. Excluding the provision, third quarter 2007 earnings of $0.89 per basic share ($0.87 per diluted share) were a record for any quarter, exceeding the Company’s guidance of $0.72 to $0.80 per diluted share, and $0.74 per share in the third quarter of 2006.

In the third quarter 2007, the Company reported an operating loss of $312.6 million which includes a pretax provision of $390.2 million for asbestos. Excluding the asbestos provision, operating profit was $77.5 million. Third quarter 2006 operating profit of $71.2 million benefited from a $4.9 million reimbursement from the U.S. Government for environmental clean-up costs the Company had incurred on the Government’s behalf. Excluding the asbestos provision in 2007 and the Government reimbursement in 2006, third quarter 2007 operating profit rose 17% compared to $66.3 million in the prior year quarter, net income increased 24% to $53.1 million compared with $42.9 million in 2006, and earnings per diluted share increased 26% to $0.87 compared with $0.69 in 2006. Please see the attached schedule of Non-GAAP Financial Measures for details.

The tax rate in the third quarter 2007 was 38% compared to 32% in the prior year quarter. Excluding the impact of the asbestos provision, the third quarter 2007 tax rate was 27% compared to 32% in the prior year quarter. The primary reasons for the significant decrease were the absence of research and development credits in the third quarter of 2006 and lower foreign taxes in third quarter of 2007.

Third quarter 2007 sales increased $96.4 million, or 17%, including core business growth of $49.8 million (9%), sales from acquired businesses (net of divestitures) of $30.1 million (5%) and favorable foreign currency translation of $16.5 million (3%).

Order backlog at September 30, 2007 totaled $753 million, 18% higher (16% higher excluding acquisitions) than the backlog of $639 million at September 30, 2006 and 11% higher (9% higher excluding acquisitions) than $677 million at December 31, 2006.

“I am pleased with our strong operating performance this quarter in spite of continued heavy engineering investment in the Aerospace and Electronics segment. The lengthening of the reserve for asbestos from four years to ten years reflects our expectation of a more stable outlook for this liability,” said Crane Co. president and chief executive officer, Eric C. Fast. “The acquisitions we completed in 2006 have performed well overall and materially strengthened our Engineered Materials and Merchandising Systems businesses. During the third quarter we completed two acquisitions which will further strengthen businesses in our Engineered Materials and Controls segments.”

Extension of Timeframe for Asbestos Liability Estimate

As of September 30, 2007, the Company extended the time horizon of its estimate of asbestos liability from 2011 to 2017, to reflect its outlook regarding trends in its defense and indemnity costs. The following table shows the Company’s estimate of its asbestos liability, both before and after insurance reimbursements and tax effects; the estimate as of September 30, 2007 of $204 million, prior to extending the timeframe of the liability estimate; the $250 million effect of the extension; and the total $454 million after insurance and after-tax estimate as of September 30, 2007.

($ millions)	Liability Thru 2011 @ 9/30/07	Impact to Extend Liability to 2017
		3Q 2007 Provision	Balance @ 9/30/07
Asbestos Liability	$469	$586	$1,055
Insurance Receivable	(155)	(196)	(351)

Net Asbestos Liability	314	390	704
Tax Benefit	(110)	(140)	(250)

After-Tax Asbestos Liability	$204	$250	$454

Eric C. Fast said, “We last extended the term of our asbestos liability estimate in 2004 and are now extending the term six more years to 2017 based on a number of factors including the more stable claim filing trends we have experienced in the past two years. After an extensive study, including the input of nationally recognized experts in this field, we now estimate that our annual, after-insurance, after-tax cash outflow associated with our asbestos liability will be in the $30—$40 million range through 2017. This compares to 2006 cash provided from operating activities of $182 million. Today’s announcement provides quantification of our asbestos exposure for the coming decade. The Company’s strong operating earnings and cash flow, disciplined operating philosophy, and substantial borrowing capabilities, provide a firm and balanced foundation for future growth.”

Additional information on the Company’s asbestos liability exposure is available in its Form 8-K filed with the SEC today. A slide presentation with additional information is also available on the Company’s website, www.craneco.com, in the Investor Relations section. This presentation will also be referred to in the Company’s conference call tomorrow. Please see below for conference call details.

Cash Flow and Financial Position

Cash provided by operating activities was $75.6 million in the third quarter of 2007 compared to $35.7 million last year. Cash deployed for acquisitions was $65.3 million. Net debt to total capitalization was 24.5% at September 30, 2007 which includes the effect of the asbestos provision, compared to 22.2% at December 31, 2006. In the third quarter of 2007, the Company did not repurchase any shares of its common stock. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the third quarter 2007 versus the third quarter 2006, unless otherwise specified.

Aerospace & Electronics

(dollars in millions)	Third Quarter		Change
	2007	2006
Sales	$159.0	$139.5	$19.5	14%
Operating Profit	$23.1	$25.0	$(1.9)	(8%)
Profit Margin	14.5%	17.9%

The third quarter 2007 sales increase of $19.5 million reflected a sales increase of $17.9 million in the Aerospace Group and an increase of $1.6 million in the Electronics Group. Segment operating profit declined by $1.9 million as a result of higher aggregate engineering investment of approximately $9 million in Aerospace and Electronics, for new programs including the Boeing 787.

Aerospace & Electronics segment backlog at the end of the third quarter was $399 million, 7% higher than the prior year, with increases coming from both the Aerospace and Electronics groups.

Engineered Materials

(dollars in millions)	Third Quarter		Change
	2007	2006
Sales	$80.7	$71.6	$9.1	13%
Operating Profit	$15.7	$9.7	$6.0	62%
Profit Margin	19.5%	13.5%

Third quarter 2007 sales were higher than the prior year period as sales of $11.9 million from Noble Composites, acquired in September 2006, more than offset lower volumes primarily to the Company’s traditional transportation customers. Sales to building products and recreational vehicle customers were modestly behind last year. Operating profit in 2007 increased 62% as the benefit of the Noble acquisition, lower product support costs in the recreational vehicle market and improved manufacturing efficiencies offset the impact of lower volume in the base business.

On September 14, Crane acquired the composite panel business of Owens Corning in Goshen and Elkhart, Indiana, which produces, among other products, high gloss fiberglass reinforced plastic panels used in the manufacture of recreational vehicles (RV). The purchase price was $38 million in cash. The acquired business, a portion of the Fabwel segment of Owens Corning’s Composite Solutions unit, had sales of $40 million in 2006.

Merchandising Systems

(dollars in millions)	Third Quarter		Change
	2007	2006
Sales	$98.5	$73.4	$25.1	34%
Operating Profit	$9.8	$8.9	$0.9	10%
Profit Margin	9.9%	12.1%

Merchandising Systems sales increased $25.1 million, or 34%, driven primarily by increased sales of $18.9 million from the Dixie-Narco acquisition, and organic growth in Payment Solutions. The strong results in Payment Solutions, completion of the Automatic Products acquisition integration and improved European vending operating results more than offset the losses at Dixie-Narco.

Fluid Handling

(dollars in millions)	Third Quarter		Change
	2007	2006
Sales	$290.8	$252.3	$38.5	15%
Operating Profit	$37.5	$29.2	$8.3	28%
Profit Margin	12.9%	11.6%

Third quarter 2007 sales increased $38.5 million, or 15%, including $27.2 million (11%) of core sales, favorable foreign currency translation of $12.4 million (5%) partially offset by lower sales from a divested business of $1.1 million (1%). Operating profit increased $8.3 million, or 28%.

Margins increased to 12.9% reflecting effective leverage of the sales increase. The Fluid Handling segment backlog was $267 million at September 30, 2007, compared with $204 million at September 30, 2006 and $211 million at December 31, 2006. The 31% increase in backlog over the third quarter of 2006 reflects increased global demand particularly from the chemical / pharmaceutical and energy industries, and generally higher demand from many commercial applications.

Controls

(dollars in millions)	Third Quarter		Change
	2007	2006
Sales	$35.1	$30.9	$4.2	13%
Operating Profit	$3.1	$2.6	$0.5	22%
Profit Margin	8.9%	8.3%

Sales increased $4.2 million, including $1.3 million from the Mobile Rugged Business (MRB), a division of Kontron, which was acquired on August 13. MRB produces computers, electronics and flat panel displays for harsh environment applications. The purchase price was $27 million in cash. MRB had sales of approximately $25 million in 2006 and is being integrated into the Azonix portion of the Controls segment.

Operating profit increased $0.5 million primarily because of higher demand for Crane’s deaerators.

Fourth Quarter and Full Year 2007 Guidance

Fourth quarter 2007 operating profit is expected to increase more than 20% over the fourth quarter of 2006, led by Fluid Handling based on its strong backlog. This anticipated significant increase in operating profit over the prior year will be tempered by a comparatively higher tax rate, which will be approximately 39%, compared to 27% in the fourth quarter of 2006. This increased tax rate will lower reported earnings by approximately $0.10 per share, $0.06 of which is due to the asbestos charge recorded during the third quarter 2007 and $0.04 of which is due to the federal R&D tax credit being reinstated retroactively during the fourth quarter of 2006, resulting in the entire annual credit being recorded during the fourth quarter of 2006. Management provided earnings guidance of $0.63 - $0.70 per diluted share for the fourth quarter of 2007, compared to earnings per diluted share of $0.61 in the fourth quarter of 2006. As previously disclosed, the Company will discontinue providing quarterly earnings guidance in 2008.

Management increased its earnings guidance for the full year 2007 from $2.90 - $3.05 to $3.11 - $3.18 per diluted share. The revised guidance excludes the second quarter U.S. government settlement and the full-year impact of the third quarter asbestos provision. Without these adjustments, the Company’s earnings guidance for the full year 2007 on a GAAP basis is a loss of $1.08 - $1.15 per basic share.

Management now expects free cash flow (cash flow from operations less capital expenditures) in 2007 will be near the low end of its guidance range of $175 - $190 million, reflecting increased working capital needs to support growth.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the third quarter’s financial results on Tuesday, October 23rd, 2007 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2007 – 21